HemaCare Corporation

                                EXHIBIT 11

              Net Income per Common and Common Equivalent Share

                                                    Year Ended
                                                   December 31,
                                           ---------------------------
                                              2000           1999
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................       7,566,800      7,393,001
                                           ===========    ============

                   Net income..........    $4,350,000     $ 1,057,000
                                           ===========    ============

Basic net income per share.............    $     0.57     $      0.14
                                           ===========    ============

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,566,800      7,393,001
                                           ===========    ===========

Dilutive preferred equivalent shares..        464,481        500,000
Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....        703,714        243,680
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)...............          40,532         20,838
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share..........       8,775,527      8,157,519
                                           ===========    ===========

               Net income...........       $4,350,000     $1,057,000
                                           ===========    ===========

Diluted net income per share ......        $     0.50     $     0.13
                                           ===========    ===========
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